Exhibit 99

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Amendment No. 1, dated as of December 2, 2003 to the Rights Agreement dated as of October 6, 1997 (the "Agreement"), between Pfizer Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC (successor to ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company, as rights agent (the "Rights Agent").

The Company has approved the amendment to the Agreement set forth below. Accordingly, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

FIRST: Section 7(a) of the Agreement is hereby amended in its entirety to read as follows:

"(a) The Rights shall not be exercisable until, but shall become exercisable on, the Distribution Date, unless otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Section 23(a) hereof. The Rights may be exercised, in whole or in part, upon surrender of the Right Certificate, with the form of election to purchase and certificate on the back thereof duly executed (with signatures duly guaranteed), to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Exercise Price with respect to each Right exercised, subject to adjustment as hereinafter provided. Such exercise will be permitted only on and after the Distribution Date and at or prior to the close of business on the earlier of (i) December 31, 2003 (the "Final Expiration Date") or (ii) the date on which the Rights are redeemed as provided in Section 23 hereof (such earlier date being herein referred to as the "Expiration Date")."

SECOND: This Amendment shall be effective as of the date hereof.

THIRD: Except as set forth above, the provisions of the Agreement shall remain in full force and effect.

FOURTH: This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, implied or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
PFIZER INC.
By: /s/Margaret M. Foran ____________________________ Margaret M. Foran Title: Vice President-Corporate Governance and Secretary
MELLON INVESTOR SERVICES LLC, as Rights Agent
By: /s/ Gary D'Alessandro ____________________________________ Name: Gary D'Alessandro Title: Vice President